NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange LLC (‘NYSE’ or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of American Depositary Shares (each representing one ordinary share) (the ‘ADSs’) of China Digital TV Holding Co., Ltd. (the 'Company') from listing and registration on the Exchange at the opening of business on November 6, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs are no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action pursuant to Section 802.01D of the NYSE Listed Company Manual. Section 802.01D states, in part, that the Exchange may commence delisting proceedings when a company has sold or otherwise disposed of its principal operating assets or has ceased to be an operating company. The Exchange, on May 18, 2017, determined that the ADSs should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the Exchange. The Company was notified by phone and letter on May 18, 2017. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange’s website on May 18, 2017. Trading in the ADSs was suspended on May 18, 2017. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the ‘Committee’) the determination to delist the ADSs, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On June 2, 2017 the Exchange received a letter from the Company to request a hearing before the Committee. The hearing was held on October 12, 2017. On October 18, 2017, the Committee issued a decision that affirmed the determination of the Exchange to delist the ADSs. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.